Exhibit 3.1

AMENDED AND RESTATED

AGREEMENT AND CERTIFICATE

OF

REEVES TELECOM LIMITED PARTNERSHIP

(As amended May 24, 2013)

WITNESSETH:

WHEREAS, the parties hereto desire to form a limited partnership pursuant to the Uniform Limited Partnership Act of the State of South Carolina (Chapter 43, Title 33, South Carolina Code of Laws, 1976, as amended) for the purposes and under the terms and conditions provided for herein; and

WHEREAS, the parties hereto intend that this document shall constitute the Agreement and Certificate of Limited Partnership; and

WHEREAS, the parties hereto are entering into this Agreement in anticipation of the admission of additional Limited Partners pursuant to the terms and conditions of this Agreement, the interests of the Limited Partners being held by the Partnership for subsequent distribution to the Limited Partners, whose ownership interests will be set forth on the Limited Partner Signature Pages.

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto, after being first duly sworn, do covenant, agree and certify as follows:

ARTICLE 1

DEFINITIONS

1.1 “Agreement” shall mean and refer to this Agreement and Certificate of Limited Partnership, as the same may be from time to time amended.

1.2 “Capital Account” shall mean and refer to the account maintained for each Partner representing his capital contributions to the Partnership. Each Capital Account shall be increased by a Partner’s share of Partnership profits and decreased by a Partner’s share of Partnership distributions and losses.

1.3 “Cash Flow” shall mean and refer to net income of the Partnership, determined on a cash basis, less capitalized expenditures and payments in reduction of outstanding indebtedness, plus depreciation and amortization of leasing and financing costs.

1.4 “Distributable Cash” shall mean and refer to Cash Flow for any given fiscal period plus all Sales and Refinancing Proceeds during such fiscal period decreased by any addition to Reserves and increased by any reductions of Reserves during such fiscal period.

1.5 “General Partner(s)” shall mean and refer to the initial General Partner named herein and any other parties admitted as additional or substituted General Partners. If there is only one General Partner, “General Partners” shall refer to such General Partner.

1.6 “General Partner Unit(s)” shall mean and refer to the Units held by a Record Holder as a General Partner.

1.7 “Initial Partnership Property” shall mean and refer to the assets which Reeves Telecom Corporation transfers or causes to be transferred to the Partnership pursuant to the Plan of Liquidation.

1.8 “Limited Partner(s)” shall mean and refer to Telecom and all parties duly admitted as additional or substituted Limited Partners.

1.9 “Limited Partner Unit(s)” shall mean and refer to Units held by a Record Holder as a Limited Partner.

1.10 “Participating Percentage” shall mean and refer to the ownership interest in the Partnership represented by the number of Units held by a Partner or Record Holder and shall be that percentage calculated by dividing the total number of Units held by a Partner or Record Holder by the total number of Units outstanding.

1.11 “Partner(s)” shall mean and refer to all General Partners and all Limited Partners.

1.12 “Partnership” shall mean and refer to the Limited Partnership created by this Agreement.

1.13 “Plan of Liquidation” shall mean and refer to the Reeves Telecom Corporation Plan of Complete Liquidation as approved by shareholders of Telecom.

1.14 “Record Holder” shall mean and refer to the party duly recorded on the books of the Partnership as the owner of one or more Units, whether or not such party is a Partner.

1.15 “Reserves” shall mean and refer to funds duly reserved in the sole discretion of the General Partners for working capital, contingent liabilities, taxes, debt service, repairs, replacements, renewals, capital expenditures or other purposes consistent with this Agreement.

1.16 “Sales and Refinancing Proceeds” shall mean and refer to the net cash realized by the Partnership from the sale, refinancing or other disposition of any Partnership property (including, without limitation, condemnations, recoveries of damage awards and insurance proceeds and borrowings secured by mortgages on real property of the Partnership) after deducting all expenses related to any such transaction.

1.17 “Telecom” shall mean Reeves Telecom Corporation.

1.18 “Unit” shall mean and refer to one of the equal parts into which the ownership interests of the Partners in the Partnership shall be divided.

ARTICLE 2

FORMATION, NAME AND PRINCIPAL

PLACE OF BUSINESS

2.1 Formation. The Partners hereby form a Limited Partnership under the Uniform Limited Partnership Act of the State of South Carolina for the purposes provided for herein.

2.2 Name. The name of the Partnership shall be Reeves Telecom Limited Partnership.

2.3 Principal Place of Business. The principal place of business of the Partnership and the mailing address of the Partnership shall be c/o Grace Property Management, Inc., 55 Brookville Road, Glen Head, NY 11545. The Partnership may relocate such office from time to time or have such additional offices as the General Partners may determine.

ARTICLE 3

PURPOSES OF THE PARTNERSHIP

The character of the business and the purposes of the Partnership are:

(i) To own, hold, manage, operate, develop, maintain, improve, lease or otherwise deal with the Initial Partnership Property, either alone or in conjunction with others, and either directly or through other persons or entities;

(ii) To liquidate, sell, exchange, dispose of, mortgage or otherwise encumber all or any part of the Initial Partnership Property, as the same may be improved or developed pursuant to subparagraph (i) above, and, in connection therewith, to accept, collect, conserve, manage, liquidate, sell, exchange, dispose of, mortgage or otherwise encumber property, notes or evidences of indebtedness received pursuant upon disposition of the Initial Partnership Property;

(iii) To assume and discharge liabilities of Telecom as contemplated by the Plan of Liquidation;

(iv) To purchase, sell, retire and generally deal in and with Units; and

(v) To carry on any other activities necessary or incidental to any of the foregoing purposes. In connection with such purposes, the Partnership may acquire such real or personal property, incur such indebtedness, loan such funds, make such investments and enter into such ventures, partnerships and other business arrangements as the General Partners deem necessary or desirable.

ARTICLE 4

TERM

The term of the Partnership shall be from the date hereof to December 31, 2050, unless sooner terminated as hereinafter provided.

ARTICLE 5

CAPITAL CONTRIBUTIONS

5.1 Initial Contributions. The General Partners, and Telecom as initial Limited Partner, have each contributed to the Partnership $10 in cash and have received one Unit for such contribution, which Units shall be cancelled upon the assignment of Units to the shareholders of Telecom pursuant to the Plan of Liquidation.

5.2 Shareholder Contributions. In exchange for a number of Units designated by Telecom, Telecom as the initial Limited Partner will contribute the Initial Partnership Property to the Partnership, subject to certain of Telecom’s liabilities and obligations, and the Partnership shall assume such liabilities and obligations. The agreed value of the property contributed to the Partnership by Telecom shall be the excess of the amount at which the Initial Partnership Property is initially recorded on the books of the Partnership over the amount at which the liabilities of the Partnership are initially recorded on the books of the Partnership. It is contemplated that Telecom will assign all of its Units to its shareholders pursuant to the Plan of Liquidation. Certain Units assigned to the General Partners as shareholders of Telecom pursuant to the Plan of Liquidation shall be specifically designated as General Partner Units. A General Partner may also be a Limited Partner and own Limited Partner Units.

5.3 Subsequent Contributions. No Partner shall at any time be required to make additional contributions to the Partnership or to lend funds to the Partnership, and no Partner shall be liable for any additional assessment therefor.

5.4 Additional Units. The Partnership may issue additional Units from time to time, for such consideration and upon such terms and conditions as the General Partners deem advisable; and the parties to whom such additional Units are issued may, if the General Partners so determine, be admitted as additional Limited Partners.

5.5 Partnership Capital. The capital of the Partnership shall be the aggregate amount of the capital contributions of the Partners.

5.6 Return of Capital. No Partner shall be entitled to a return of capital contributions, and no Partner shall receive any interest on his capital.

5.7 Negative Balance in Capital Accounts. No Partner with a negative balance in his Capital Account shall be obligated to any other Partner or to the Partnership to restore such negative balance.

5.8 Reverse Unit Split. Effective at 11:59 p.m. New York City time on the date as of which the General Partner executes the Amendment that includes this Article 5.8 (the "Effective Time"), which execution date may be no later than thirty (30) days after the date of the approval of this Article 5.8 by the Partners, or such later date that all legal requirements to effectuate the intent of this Article 5.8 shall have been satisfied, but in no event more than one (1) year after the date of the approval of this Article 5.8 by the Partners, each Unit issued and outstanding immediately prior to the Effective Time (sometimes referred to as an “Old Unit”) shall immediately and without any action by the Record Holder thereof be combined, changed and reclassified such that each Record Holder shall receive one Unit (sometimes referred to as a “New Unit”) for every 101 old Units held of record by the Record Holder immediately prior to the Effective Time (the “Reverse Unit Split”), subject to and in accordance with the following:

(a) No fractional New Units will be issued to any Record Holder pursuant to the Reverse Unit Split.

(b) Upon the Effective Time, each New Unit issued and outstanding as a result of the Reverse Unit Split, for all purposes of this Agreement, shall be deemed to be a Unit as defined in Article 1.18 of this Agreement without the necessity of any action by the Record Holder and each outstanding certificate registered in the name of a Record Holder of 101 or more Old Units shall automatically, without the necessity of any action by the Record Holder or the Partnership, be deemed to represent that whole number of New Units determined as set forth in this Article 5.8, as well as the right to receive cash in lieu of any fractional Old Unit not exchanged for a New Unit as set forth in clause (d) below.

(c) Upon the Reverse Unit Split, each Record Holder of less than 101 Old Units shall cease to be a Record Holder with respect to such Old Units and cease to have any rights as a Record Holder, and the sole right of such former Record Holder shall be, upon the surrender to the General Partner or its designated agent of one or more certificates representing such Old Units, properly endorsed and accompanied by such documentation as may be reasonably requested by the General Partner or its designated agent, to receive from the Partnership, without interest and subject to applicable withholding, an amount equal to $0.81 times the number of Old Units held by such Record Holder.

(d) Following the Reverse Unit Split, any Record Holder of 101 or more Old Units may surrender the certificate(s) representing such Old Units to the General Partner or its designated agent, properly endorsed and accompanied by such documentation as reasonably requested by the General Partner or its designated agent, and receive in exchange therefore a certificate representing the whole number of New Units represented by such certificate(s), plus an amount, if any, without interest and subject to applicable withholding, equal to $0.81 times the number of Old Units not exchanged for a New Unit.

(e) Nothing contained in this Section 5.8 or any action taken as a result thereof shall, in and of itself, change the status of any Record Holder of one or more certificates representing 101 or more Old Units.

(f) Each certificate issued after the Reverse Unit Split shall clearly indicate on the face thereof that it represents New Units issued after the Reverse Unit Split.

ARTICLE 6

ALLOCATION OF PROFITS AND LOSSES

6.1 Profits and Losses. The “Profits” and “Losses” of the Partnership shall mean (during each fiscal year of the Partnership) gross receipts from the conduct of the Partnership’s business minus all expenses, computed in accordance with the accounting method followed by the Partnership for Federal income tax purposes.

6.2 Allocations. The Profits and Losses of the Partnership and all items of income, gain, loss, deductions or credits which enter into the computation thereof shall be allocated for each fiscal year of the Partnership among the General Partners and the Limited Partners or Record Holders at the end of such fiscal year in proportion to their respective Participating Percentages and without regard to the date, amount or receipt of any distributions which may have been made with respect to such Units. In the event of a transfer of Units during the fiscal year, allocations between the transferor and transferee will be made by a reasonable method to be determined at the discretion of the General Partners in accordance with the provisions of the Internal Revenue Code, as then in effect.

ARTICLE 7

DISTRIBUTIONS

All distributions of cash or other property by the Partnership, including without limitation liquidating distributions, to holders of Units arising from their interest in the Partnership shall be only to Record Holders of Units and at such times and in such equal amounts per Unit outstanding as the General Partners shall determine, in their sole discretion. The General Partners shall designate a record date prior to each distribution made by the Partnership to determine the owners of Units who shall be entitled to receive such distributions. The General Partners shall distribute, at least annually, all Partnership Distributable Cash.

ARTICLE 8

COMPENSATION TO GENERAL PARTNERS

8.1 Compensation. The General Partners may designate a Managing General Partner who shall have such responsibilities in the day-to-day affairs of the Partnership as may specifically be delegated to him by the General Partners, any such delegation to be subject to rescission by written notice from any one of the General Partners. The compensation for the Managing General Partner, if any, and all other General Partners shall be determined by the unanimous vote of the General Partners.

8.2 Expenses. All of the Partnership’s expenses shall be billed directly to and paid by the Partnership except that the General Partners shall be entitled to reimbursement of expenses reasonably incurred in the course of their performance of their duties under this Agreement upon presentation of an itemized accounting for such expenses.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND

REPORTS, FISCAL YEAR

9.1 Accounting. The Partnership shall keep proper records and books of account which shall reflect all transactions and other matters relative to the Partnership’s business as are usually entered into and maintained by persons engaged in businesses of a like character. The Partnership books and records may be kept on the cash or accrual basis as the General Partners may determine, shall be maintained at the principal office of the Partnership or such other place as the General Partners may determine, and shall be open to inspection and examination by Limited Partners or their duly authorized representatives at all reasonable times during usual business hours. The General Partners will make available to any Limited Partner, or to his duly authorized representative, upon request and at the Limited Partner’s expense, a current list of names and addresses of, and number of Limited Partner Units held by, all Limited Partners.

9.2 Tax Information. Within seventy-five (75) days after the end of each fiscal year, the Partnership shall send to each person who was a Record Holder of any Units during the fiscal year then ended such information as shall be necessary to prepare his Federal income tax returns and any state and local tax returns required of him as a result of the operations of the Partnership.

9.3 Annual Statements. Within one hundred and twenty (120) days after the end of each fiscal year, the Partnership shall send to each Record Holder a report containing (i) a balance sheet as of the end of such fiscal year, and statements of operations, changes in partners’ capital and cash flows as of the end of such fiscal year, which need not be audited unless otherwise required by applicable law or regulations but which shall accompanied by a compilation report of a certified public accountant and (ii) a summary of the activities of the Partnership during such fiscal year. Such report shall separately identify distributions from (a) Cash Flow during the year, (b) Cash Flow during prior years which has been held as Reserves and (c) Sales and Refinancing Proceeds.

9.4 Reports. The General Partners, at the Partnership’s expense, shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies all reports required to be filed with such entities under then current and applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies.

9.5 Fiscal Year. The fiscal year of the Partnership shall be designated by the General Partners.

ARTICLE 10

LIMITED PARTNERS

10.1 Limitation on Management. A Limited Partner shall have no right to, and shall not, take part in the management or control of the Partnership’s business or act for or bind the Partnership, and shall only have the rights and powers granted to Limited Partners hereunder.

10.2 Voting. The Limited Partners shall have the right to vote on certain matters in accordance with the provisions of Article 13 hereof. Subject to the requirements of the South Carolina Uniform Limited Partnership Act, the Limited Partners shall have no right or power to cause the termination and dissolution of the Partnership except as set forth in this Agreement.

10.3 Lack of Personal Liability. No Limited Partner shall have any personal liability whatsoever, whether to the Partnership, to the Partners or to creditors of the Partnership, for the debts, obligations or losses of the Partnership, except to the extent of his interest in the Partnership.

10.4 Limitation on Dissolution. The death, bankruptcy, mental illness, incompetency, insolvency, dissolution or cessation of existence as a legal entity of a Limited Partner shall not dissolve or terminate the Partnership. The authorized representatives of such Limited Partner shall have all the rights of his predecessor in interest in the Partnership, including the right to assign his Units, subject to the terms and conditions of this Agreement, and shall be deemed upon any assignment to consent to the designation of his assignee as a substituted Limited Partner.

ARTICLE 11

GENERAL PARTNERS

11.1 Management. The Partnership shall be managed solely by the General Partners, who shall have complete and exclusive control over the management, conduct and operation of the Partnership’s business and all authority, rights and powers conferred by law and required or appropriate to the management of the Partnership business, which shall include, without limitation, the full power to take the following actions:

(i) Lease, sell, exchange or grant an option for the sale of all or any portion of the real and personal property of the Partnership;

(ii) Employ and dismiss from employment any and all employees, agents, independent contractors, real estate managers, brokers, attorneys and accountants;

(iii) Let or lease all or any portion of any property of the Partnership for any purpose and without limit as to the term thereof, whether or not such term (including renewal terms) shall extend beyond the date of the termination of the Partnership and whether or not the portion so leased is to be occupied by the lessee, or in turn, subleased in whole or in part to others;

(iv) Borrow money and as a security therefor or for any other Partnership obligations, mortgage all or any part of the property of the Partnership;

(v) Construct, alter, improve, repair, raze, replace or rebuild any property of the Partnership;

(vi) Obtain replacements of any mortgage or mortgages relating in any way to the property owned by the Partnership, and prepay in whole or in part, refinance, recast, modify, consolidate or extend any mortgages to any property of the Partnership;

(vii) Purchase, sell or retire Units on behalf of the Partnership;

(viii) Do any act or execute any document or enter into any contract or agreement of any nature necessary or desirable in pursuance of the purpose of the Partnership including, without limitation, to enter into, modify and perform agreements;

(ix) Invest assets of the Partnership in securities and deposits having maturities of less than one year from the date of investment;

(x) Adjust, compromise, settle or refer to arbitration, any claim against or in favor of the Partnership or any nominee, and to institute, prosecute or defend any legal proceedings relating to the business and property of the Partnership;

(xi) Set up and, from time to time increase, Reserves for Partnership losses, liabilities and contingent liabilities as the General Partners in their sole discretion deem reasonable and necessary; and

(xii) Do any and all of the foregoing at such price, rental or amount for cash, securities, notes or other property and upon such terms and conditions as the General Partners in their sole discretion may deem proper, and to execute, acknowledge and deliver any and all instruments in connection with any or all of the foregoing and to take such further action as they may deem necessary or advisable in connection with the management and business of the Partnership.

11.2 Action by General Partners. Except as otherwise provided herein, the General Partners shall act (i) by majority vote of all the General Partners then in office at a meeting duly called; or (ii) by written consent of all General Partners without a meeting; or (iii) by majority vote of all the General Partners then in office in a meeting held by means of conference telephone or similar communications equipment by means of which all persons participating can hear each other. If there exist only two General Partners, all action of the General Partners, unless otherwise provided herein, shall be unanimous.

11.3 Reliance upon Authority. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of (i) the General Partners to authorize any action or (ii) any General Partner or agent to take any action, provided that the authority of such General Partner or agent shall be evidenced by a copy of the resolution of the General Partners or the Partners authorizing such action, certified by one of the General Partners.

11.4 Agents. The General Partners may elect or appoint one or more agents to act on behalf of the Partnership. Such agents shall be appointed for such term and shall have such duties and authority in the management of the Partnership as the General Partners may from time to time determine and may be removed with or without cause by any of the General Partners. Agents may, but need not, be General Partners. Nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services in respect of the Partnership properties subject to the control of the General Partners.

11.5 Additions and Vacancies. Initially the Partnership shall have one (1) General Partner. Thereafter, such number may be increased or decreased from time to time by action of the General Partner. Pursuant to the Powers of Attorney granted to them by all of the Limited Partners, any vacancies shall be filled by action of the General Partners then in office. Prior to being admitted as a General Partner, each prospective General Partner shall designate which of the Units held of record by him shall become General Partner Units upon his admission, and such Units shall become General Partner Units immediately upon his admission.

11.6 Meetings; Notice. Meetings of the General Partners may be called by any General Partner and held at such place as shall be fixed by the Notice of Meeting. Notice, whether written, telephonic or by way of any other mode, of the time and place of each meeting shall be given not less than five (5) days prior to such meeting. The notice need not specify the purpose of the meeting. Notice may be waived by any General Partner by the execution of a waiver of notice before or after the meeting. A General Partner who attends a meeting of the General Partners shall be deemed to have waived notice of such meeting unless he attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting has not been lawfully called or convened.

11.7 Other Activities. The General Partners shall devote such time to the Partnership business as they, in their sole discretion, deem to be necessary to manage and supervise the Partnership business and affairs in an efficient manner. The General Partners may engage in, or possess an interest in, other business ventures of any nature and description independently or with others, including but not limited to businesses of the character described in Article 3 hereof, and neither the Partnership nor its Partners shall have any rights in and to such ventures or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. It is a material part of the consideration for the execution hereof by each General Partner and each future General Partner that each Partner waives, relinquishes and renounces any right of claim or participation with respect to any such activities.

11.8 Contracts with Partnership. Any General Partner or any entity controlling, controlled by or in common control with any General Partner shall have the right to contract and otherwise deal with the Partnership for the purchase or sale of property, services or for any other purpose pursuant to which he received additional compensation.

11.9 Termination as General Partner. A General Partner shall cease being a General Partner and his rights and powers to act as such shall terminate (except for the right to execute an amendment to this Agreement or the Certificate to evidence such cessation and termination pursuant to (c), (d), (e) or (f) below) if:

(a) he dies;

(b) he becomes mentally incompetent;

(c) he voluntarily retires upon not less than ninety (90) days’ written notice to the other General Partners;

(d) he becomes bankrupt;

(e) in the case of a General Partner which is a corporation or partnership, the General Partner dissolves or there is a transfer, whether voluntarily or involuntary, of any of the outstanding securities of or partnership interests in the General Partner; or

(f) he is removed by vote of the Partners in accordance with Section 13.1 hereof. If a General Partner is removed pursuant to this Section 11.9(f), a successor General Partner may be elected by vote of the General and Limited Partners in accordance with Section 13.1 hereof.

Termination of a person’s status as a General Partner shall not effect his status, if any, as a Limited Partner, and all General Partner Units held by such person shall be deemed immediately converted into Limited Partner Units.

11.10 Consents by Future General Partners. Each present or future General Partner, by becoming a General Partner, consents to the admission as an added or substituted General Partner of any party elected by the General Partners or otherwise selected as provided herein.

11.11 Definition of Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a General Partner shall be deemed to have occurred or the General Partner shall be deemed “bankrupt” upon the happening of any of the following: (i) the filing of an application by such General Partner for, or a consent to, the appointment of a trustee of his assets, (ii) the filing by such General Partner for, or a consent to, the appointment of a trustee of his assets, (ii) the filing by such General Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they come due, (iii) the making by such General Partner of a general assignment for the benefit of creditors, (iv) the filing by such General Partner of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding, (v) the entry of any order, judgment or decree by any court of competent jurisdiction adjudicating such General Partner a bankrupt or appointing a trustee of his assets, and such order, judgment or decree continuing unstayed and in effect for any period of ninety (90) consecutive days.

11.12 Agency. Nothing in this Agreement shall be construed as establishing any General Partner as an agent of any Limited Partner except pursuant to the Power of Attorney set forth in Article 18 hereof.

ARTICLE 12

INDEMNIFICATION OF GENERAL PARTNERS

12.1 Liability of General Partners. The General Partners shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not such funds are in their immediate possession or control. No General Partner shall be liable to the Partnership or any of the other Partners for any act or omission performed or omitted by him in his capacity as a General Partner, other than for his gross negligence or willful malfeasance.

12.2 Indemnification of General Partners and Agents. The Partnership shall indemnify and hold harmless each person or entity who is or was a General Partner, an officer, director or stockholder of any corporate General Partner, a partner in any General Partner which is itself a partnership, an agent appointed and designated by the General Partners as an “Indemnified Party” and the heirs, executors and administrators of each of them (herein the “Indemnified Parties”), from and against any loss, expense, damage or injury suffered or sustained by him by reason of any act, omission or alleged act or omission arising out of his activities with respect to the Partnership, including, but not limited to, any judgment, fine, penalty, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, suit, proceeding, investigation or claim, be it civil, criminal, administrative, legislative or other, or any appeal relating thereto which is brought or threatened either by or in the right of the Partnership (herein called a “derivative action”) or by any other person, governmental authority or instrumentality (herein called a “third-party action”) (and including any payments made by any corporate General Partner to any of its officers, directors or stockholders pursuant to an indemnification agreement no broader than this Section 12.2); provided that the act, omission or alleged act or omission upon which such actual or threatened action, suit, proceeding, investigation or claim is based (i) in the case of a derivative action was not performed or omitted fraudulently or as a result of gross negligence or willful malfeasance by such Indemnified Party and (ii) in the case of a third-party action was performed or omitted in good faith in what the Indemnified Party believed to be in, or not opposed to, the best interests of the Partnership. To the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, it shall be deemed that the applicable criteria established in (i) or (ii) of the preceding sentence have been satisfied. The determination under any other circumstances as to whether an Indemnified Party acted fraudulently, or with gross negligence or willful malfeasance or in good faith in what the Indemnified Party believed to be in, or not opposed to, the best interests of the Partnership shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners in a written opinion or by a court of appropriate jurisdiction. Expenses incurred in defending any derivative action or third-party action may be paid by the Partnership as they are incurred upon receipt, in each case, of any undertaking by or on behalf of the relevant Indemnified Party to repay such amounts, unless it shall ultimately be determined that such Indemnified Party is entitled to be indemnified by the Partnership in accordance with this Section 12. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under any applicable statute, agreement, vote of the General Partners or General and Limited Partners or otherwise.

12.3 Liability Insurance. The General Partners may cause the Partnership to purchase and maintain, at the expense of the Partnership, insurance on behalf of any General Partner, any officer, director or stockholder of any corporate General Partner, a partner in any General Partner which is itself a partnership or any agent appointed and designated by the General Partners as an Indemnified Party against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under the provisions of Section 12.2 hereof.

12.4 Satisfaction of Judgments. All judgments against the Partnership and the General Partners, wherein the General Partners are entitled to indemnification, must first be satisfied from Partnership assets before the General Partners are responsible for those obligations.

12.5 Non-Recourse Liability. The General Partners shall have the right and authority to require in all Partnership contracts and obligations that they will not be personally liable thereon and that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction.

ARTICLE 13

ACTIONS BY THE PARTNERS

13.1 Actions. The following actions may be taken only at a meeting of both the General and Limited Partners held pursuant to Section 13.4 hereof at which Partners having a right to cast a majority of the total Partnership votes eligible to be cast are present in person or by proxy:

(a) amendment of this Agreement pursuant to Section 18.6 hereof except as otherwise provided therein;

(b) dissolution of the Partnership pursuant to Section 16. l(d) hereof;

(c) removal of a General Partner and election of a successor General Partner pursuant to Section 11.9(f) hereof;

(d) election of a successor General Partner or successor General Partners pursuant to Section 16.1(e) hereof or election of a liquidator, pursuant to Section 17.1 hereof.

Any proposal submitted to a vote of the General and Limited Partners in accordance with this Section 13.1 shall be approved if a majority of the votes eligible to be cast at such meeting are voted in favor thereof.

13.2 Limitation on Voting. The right of the Limited Partners to vote pursuant to this Agreement shall extend solely to those matters expressly set forth in Section 13.1 hereof. Notwithstanding anything to the contrary contained in this Agreement, no action by vote of the General and Limited Partners shall be effective unless and until the Partnership shall have received an opinion of counsel or ruling from the Internal Revenue Service, that such action will not cause the Partnership to cease being characterized as a partnership rather than an association taxable as a corporation for purposes of the Internal Revenue Code, as then in effect.

13.3 Record Date. At each meeting of the General and Limited Partners held pursuant to Section 13.4 hereof, each Partner shall be entitled to cast one vote for each General Partner Unit and each Limited Partner Unit held of record by such Partner. A Partner shall not, however, have the right to cast any vote with respect to any Units which such Partner holds as a Record Holder, but not as a Partner. Units held on the record date of a meeting by Record Holders who have not become substituted Limited Partners with respect to such Units shall, solely for the purposes of such vote and determination of the number of votes eligible to be cast, be deemed not to be outstanding.

13.4 Call of Meetings. Meetings of the General and Limited Partners for the purpose of taking any action which the Partners are permitted to take under Section 13.1 hereof may be called at any time by any General Partner, shall be called by a General Partner if requested in writing by Limited Partners holding ten percent (10%) or more of the outstanding Limited Partner Units, and may be called by Limited Partners holding ten percent (10%) of the outstanding Limited Partner Units if there are no remaining General Partners at the time such meeting is called.

13.5 Notice. All meetings of the General and Limited Partners shall be held at such place within or without the State of South Carolina as the Partner or Partners calling the meeting shall designate. Written notice stating the place, day and hour of any meeting of the General and Limited Partners and the purpose or purposes for which such meeting is called shall be mailed to each Partner entitled to vote at the meeting at his last known post office address shown on the books of the Partnership not less than fifteen (15) days nor more than forty (40) days before the date of the meeting. If the meeting is called by a General Partner pursuant to a request by Limited Partners under Section 13.4 hereof, such notice shall be given within ten (10) days after the General Partner calling the meeting has received such request, provided that the giving of such notice may be delayed to permit the General Partners to comply with applicable law requirements. Failure to receive notice of such meeting on the part of any Partner shall not affect the validity of any act or proceeding at such meeting, provided that Partners having a right to cast a majority of the votes eligible to be cast are present thereat, either in person or by proxy. Only matters set forth in the notice of meeting may be voted on at such meeting.

13.6 Record Date. The Partner or Partners calling a meeting of the General and Limited Partners shall establish a record date not more than fifty (50) days prior to the date of such meeting for purposes of determining eligibility to vote at such meeting and the number of votes to which any Partner will be entitled, and the Partnership shall prepare, at least fifteen (15) days prior to such meeting, a list setting forth the names of each Partner entitled to vote at the meeting and the number of votes he will be entitled to cast. This list shall be available for examination at the principal office of the Partnership during regular business hours.

13.7 Proxies. A Partner may vote at any meeting of the General and Limited Partners in person or by written proxy filed with the Partnership before or at the time of the meeting. The Law of the State of South Carolina pertaining to corporate proxies will govern all Partnership proxies. The General Partners may before any meeting of the General and Limited Partners appoint two inspectors of Partners’ votes and election to serve at such meeting. If the General Partners fail to make such appointment or if their appointees or either of them fail to appear at such meeting, the chairman of the meeting may appoint one or more inspectors to act at that meeting.

13.8 Chairman. Meetings of the General and Limited Partners shall be presided over by any person appointed by the General Partners or, if no such person is present or appointed, by a chairman to be elected at the meeting.

ARTICLE 14

NET WORTH REPRESENTATION

The General Partners jointly and severally represent and warrant that as of the date hereof the General Partners have an aggregate net worth of not less than Two Hundred Thousand ($200,000.00) Dollars, and throughout the term of this Agreement they shall have an aggregate net worth of not less than Two Hundred Thousand ($200,000.00) Dollars, in each case exclusive of their interest in the Partnership. Further, upon the funding of the Partnership, the General Partners jointly and severally shall either make a capital contribution to the Partnership as General Partners of one (1%) percent of the total capital contributions to the Partnership or, if such initial contribution is not made by the General Partners, the General Partners jointly and severally shall restore to the Partnership any negative balance in the Capital Accounts of the Partnership equal to one (1%) percent of the initial capital contributions to the Partnership.

ARTICLE 15

TRANSFER OF PARTNERSHIP INTERESTS

15.1 Certificates. The Partnership shall issue certificates evidencing the ownership of Units, which shall be in such form as shall be approved by the General Partners.

15.2 Assignment of Units. Upon compliance with the applicable provisions restricting the transfer of Units, transfers of Units by a Limited Partner or any assignee of one or more Units who has not become a substituted Limited Partner shall be made on the books of the Partnership promptly upon surrender of the certificate therefor properly endorsed for transfer by the person named in the certificate, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Partnership or with a transfer agent or a registrar, if any, and upon the payment of all necessary transfer taxes due thereon and compliance with the conditions of this Article 15, but in any event such transfer shall take place not later than the last day of the calendar month following the month of receipt by the Partnership of the aforementioned documentation and tax payment. Every certificate exchanged, returned or surrendered to the Partnership shall be marked “Cancelled” with the date of cancellation, by a duly authorized agent of the Partnership or the transfer agent thereof.

15.3 Ownership Ledger. The Partnership shall maintain an Ownership Ledger listing the name and address of each owner of one or more Units, the number of Units held by such owner and indicating whether such Units are held by such owner in his capacity as Limited Partner or General Partner or solely as a Record Holder. The Partnership shall treat each person or entity listed on the Ownership Ledger as the Record Holder of the Units listed therein in his name and as a Partner with respect to the Units listed therein as being held by him or it in such capacity. Transfers or assignments of Units, and substitutions of Limited Partners with respect to Units, shall be effective only when entered in the records of the Partnership, and no transfer or assignment of Units or substitution of Limited Partners with respect to Units shall be valid as against the Partnership, its Partners or its creditors for any purpose until it shall have been so entered. Only whole Units may be transferred. Additional Units acquired of record by a person who is already a Limited Partner shall not be deemed held by him in the capacity of a Limited Partner until all transfer requirements related to substitution have been satisfied with respect to such additional Units.

15.4 Conditions to Transfer. No assignment of Units, whether from a Limited Partner or a Record Holder, shall be effective and entered on the Ownership Ledger unless all of the following conditions have been satisfied:

(a) the Units shall have been duly transferred to the assignee in accordance with this Article 15;

(b) the assignee shall have delivered to the transfer agent, or General Partners, the certificates, if any, to be entered in his name on the Ownership Ledger;

(c) the assignor and assignee shall have executed and acknowledged such instruments as the transfer agent, or the General Partners, may deem necessary or desirable to effect such transfer;

(d) the assignee shall have delivered to the transfer agent, or General Partners, a non-refundable transfer fee, to the extent and in an amount to be established by the General Partners for the administrative fees and expenses related to transfers, which fee shall initially be $15.00 and shall not be returned to the assignee even if no transfer is completed;

(e) all the General Partners shall have determined, based on an opinion of counsel in form and substance satisfactory to them in their sole discretion, that such transfer:

(i) will not result in termination of the Partnership as a partnership for Federal income tax purposes;

(ii) will not change the status of the Partnership as a partnership for Federal income tax purposes; and

(iii) will not give rise to liability of the Partnership, any Partner or any agent or advisor of the Partnership for violation of the securities laws of the United States or any state thereof;

(f) all of the General Partners shall have consented in writing to such transfer, the granting or denial of which consent shall not be unreasonably withheld.

Any purported assignment of Units which is not in compliance with this Article 15 is hereby declared to be null and void and of no force or effect whatsoever.

15.5 Conditions to Substitution as Limited Partner. The assignee of Units from a Limited Partner, directly or through subsequent transferors, including through one or more Record Holders, shall have the right to become a substituted Limited Partner in place of such Limited Partner with respect to the Units so assigned if all of the following conditions have been satisfied:

(a) the Units shall have been duly transferred to the assignee in accordance with this Article 15;

(b) the assignor and assignee shall have executed and acknowledged such instruments as the General Partners may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of all the provisions of this Agreement (including the power of attorney set forth in Article 18 hereof) as amended to the date of such transfer;

(c) the assignee shall have delivered to the transfer agent, or General Partners, the certificates, if any, in his name evidencing that he is the Record Holder of the Units with respect to which he is to become a substituted Limited Partner;

(d) the assignee shall have delivered to the Partnership a non-refundable fee to the extent and in an amount to be established by the General Partners for the administrative fees and expenses related to substitutions, which fee shall initially be $50.00 and shall not be returned to the assignee even if no consent to substitution is granted;

(e) all the General Partners shall have determined, based on an opinion of counsel in form and substance satisfactory to them in their sole discretion, that such substitution:

(i) will not result in termination of the Partnership as a partnership for Federal income tax purposes;

(ii) will not change the status of the Partnership as a partnership for Federal income tax purposes; and

(iii) will not give rise to liability of the Partnership, any Partner or any agent or advisor of the Partnership for violation of the securities laws of the United States or any state thereof;

(f) all of the General Partners shall have consented in writing to such substitution, the granting or denial of which consent shall be in the sole discretion of such General Partners.

By assigning any Units, the assignor shall be deemed to have consented to the assignee or any subsequent assignee becoming a substituted Limited Partner in his place or in the place of any predecessor Limited Partner with respect to the Units assigned in accordance with the terms hereof. Any substitution of Limited Partners pursuant to this Section 15.5 shall be effective and entered on the Ownership Ledger of the Partnership only as of the opening of business on such date or dates as shall be established by the General Partners at least once each calendar year after all of the conditions set forth above have been satisfied, and the General Partners shall not be required to amend the Certificate and Agreement of Partnership more than once each calendar year to reflect such substitutions.

15.6 Initial Partners. Notwithstanding anything to the contrary contained in this Article 15, shareholders of Telecom who are assigned Units pursuant to the Plan of Liquidation shall thereupon become Record Holders and shall be listed on the Ownership Ledger of the Partnership as such. A shareholder shall be substituted as a Limited Partner with respect to Units held by him, other than such Units which are designated as General Partner Units, promptly after such shareholder has (i) complied with all instructions of the Partnership or its transfer agent with respect to the delivery of such shareholder’s certificates of stock of Telecom to the Partnership or transfer agent for cancellation and (ii) executed a Limited Partnership Page and other documents necessary to agree to the terms of this Partnership and to become a substituted Limited Partner. Such substitution of Limited Partners, and recordation as General Partner Units, with respect to which the foregoing conditions have been satisfied, as well as recordation of Record Holders, shall be entered on the Ownership Ledger of the Partnership as of the opening of business on such date as shall be established by the General Partners. A shareholder who does not become a substituted Limited Partner shall possess the rights of a Record Holder as set forth in Section 15.7 below.

15.7 Effect of Assignment. If an assignment has become effective as provided in Section 15.2 hereof, the assignee Record Holder shall only be entitled to receive distributions from the Partnership attributable to the Units acquired by reason of such assignment from and after the date the assignment of the Units to him became effective in accordance with Section 15.2 hereof. The Partnership and the General Partners shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects prior to the time such assignment shall become effective as set forth in Section 15.2 hereof. Except as otherwise specifically provided in this Agreement, a Record Holder who has not become a substituted Limited Partner shall have no right to require any information or account of Partnership transactions, receive notices or reports, inspect the Partnership books and records, vote or exercise any other rights of a Limited Partner.

15.8 Effect of Substitution. Any Record Holder admitted to the Partnership as a substituted Limited Partner shall have all the rights of a Limited Partner hereunder and shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

15.9 Consent. Each Partner hereby consents to the admission of substituted Limited Partners by the General Partners and to any assignee, directly or through subsequent assignments, of any whole number of his Units becoming a substituted Limited Partner.

15.10 General Partner Transfers. No assignment of General Partner Units by a General Partner, other than to the executors or administrators of his estate upon his death, shall be effective until the Partnership shall have received an opinion of counsel that such assignment will not cause the Partnership to cease being characterized as a partnership rather than an association taxable as a corporation for purposes of the Internal Revenue Code, as then in effect. Except for the preceding restriction, a General Partner may assign his General Partner Units in the same manner as a Limited Partner. Any such assignment of less than all of the Units of a General Partner shall not constitute a withdrawal by the General Partner from the Partnership. Any assignee of General Partner Units (other than another General Partner) shall be deemed an assignee of Limited Partner Units to the extent of such assignment. Any such assignee shall be eligible to become a substituted Limited Partner as set forth in Sections 15.3 and 15.5 hereof.

15.11 Lost Certificates. The Partnership may issue a new certificate in place of any certificate theretofore issued by it which is alleged to have been lost, stolen, mutilated or destroyed. The General Partners may, in their discretion, as a condition to the issuance of any such new certificates, require the owner of any lost, stolen, mutilated or destroyed certificate or his legal representatives to make proof satisfactory to the General Partners of the loss, destruction, mutilation or theft thereof, and to give the Partnership and its transfer agents and registrars or such of them as the General Partners may require a bond in such form with such surety or sureties as the General Partners (with the approval of their transfer agents and registrars) may direct, sufficient to indemnify the Partnership and its transfer agents and registrars against any claim that may be made against any of them on account of the continued existence of any such certificate so alleged to have been lost, stolen, mutilated or destroyed.

15.12 Transfer Agent. The Partnership may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the General Partners.

15.13 Regulations. The General Partner may make such other rules and regulations as they may deem expedient, not inconsistent with this Agreement, concerning the issue, transfer and registration of Units.

ARTICLE 16

DISSOLUTION

16.1 The Partnership shall be dissolved upon the earliest to occur of the following:

(a) The death, retirement, dissolution, bankruptcy, mental illness, incompetency or removal of any General Partner; however, all, but not fewer than all, of the remaining General Partners may elect to continue the business of the Partnership, in which event the electing General Partner(s) shall file an appropriate amendment to the Agreement and Certificate within sixty (60) days after the event giving rise to such election and the Partnership shall not be terminated, but shall continue with the remaining General Partner(s) as the General Partner(s);

(b) the expiration of the term of the Partnership;

(c) the sale, or other disposition of all or substantially all of the Partnership’s assets;

(d) the vote in favor of dissolution and termination by the General and Limited Partners in accordance with Section 13.1(b) hereof; or

(e) the death, retirement, dissolution, bankruptcy, mental illness, incompetency or removal of the last remaining General Partner, unless, within one hundred and twenty (120) days of such event, the General and Limited Partners elect a successor General Partner or successor General Partners in accordance with Section 13.1(d) hereof and all of such successor General Partners elect to continue the Partnership business. Upon the election to continue, such General Partner(s) shall file an appropriate amendment to the Agreement and Certificate within such one hundred and twenty (120) day-period, and the Partnership shall not be terminated but shall continue with such successor General Partner(s) as the only General Partner(s).

ARTICLE 17

LIQUIDATION

17.1 If the Partnership is dissolved and no election to continue is made, (i) the General Partner(s), or (ii) in the event of a dissolution in accordance with Section 16.1(e) hereof, a liquidator elected by vote of the General and Limited Partners in accordance with Section 13.1(d) hereof or (iii) the liquidating trustee appointed pursuant to Section 17.2 hereof shall immediately commence to wind up the Partnership affairs and to liquidate the assets of the Partnership in an orderly and businesslike manner so as not to involve undue sacrifice. The General Partner(s) (or liquidator or liquidating trustee) shall have full right and unlimited discretion to determine the time, manner and terms of any sales of Partnership property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Partners shall continue to share profits and losses during liquidation in the same manner as before dissolution, and the proceeds of liquidation, including each Partner’s proportionate share of the face value of any purchase money mortgage received upon the sale of Partnership property, shall be applied and distributed in the following order of priority:

(i) To the payment of debts and liabilities of the Partnership (other than any loans or advances that may have been made by any of the Partners to the Partnership) and the expenses of liquidation.

(ii) To the setting up of any Reserves which the General Partner (or liquidator or liquidating trustee) may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, arising out of or in connection with the Partnership. Such Reserves shall be paid over to an escrowee designated by the General Partners (or liquidator or liquidating trustee) to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the General Partners (or liquidator or liquidating trustee) shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

(iii) To the repayment of any loans or advances that may have been made by any of the Partners to the Partnership, but if the amount available for such repayment shall be insufficient, then pro rata on account thereof.

(iv) Any balance then remaining, including the face amount of any note secured by a purchase money mortgage received by the Partnership, shall be distributed first to the Limited Partners to reduce to zero any positive balance then existing in the capital accounts of the Limited Partners in the ratio which the capital account of each Limited Partner bears to the total capital accounts of all Limited Partners.

(v) After the capital accounts of the Limited Partners have been reduced to zero, the balance then remaining shall next be distributed to the General Partners to reduce any positive balance then existing in the General Partners’ capital account to zero in the ratio which the capital account of each General Partner bears to the total capital accounts of all General Partners.

(vi) Any balance then remaining shall be distributed to Partners or Record Holders based upon each Partner’s or Record Holder’s Participating Percentage in the Partnership.

17.2 Liquidating Trustee. The liquidation of the assets of the Partnership, including the collection and distribution of proceeds pursuant to any note secured by a purchase money mortgage received by the Partnership, and discharge of the liabilities of the Partnership, may be carried out by a liquidating trustee or receiver, who shall be a bank or trust company or other person or firm having experience in managing, liquidating or otherwise handling property of the type then owned by the Partnership. Such liquidating trustee or receiver shall be designated by the General Partners. The General Partners may thereupon resign as General Partners and shall thereafter be treated solely as Limited Partners with respect to all Partnership Units owned by them.

17.3 Final report; Cancellation of Partnership. Within a reasonable time following the completion of the liquidation of the Partnership’s properties, the General Partner(s), or liquidator or liquidating trustee, as the case may be, shall render to the Partners a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation. Upon compliance with the foregoing distribution plan, the Limited Partners shall cease to be such, and the General Partners as the sole remaining Partners of the Partnership or the liquidator or liquidating trustee, as the case may be, shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership.

17.4 General Partners Not Liable. The General Partners shall not be personally liable for the payment of the amount standing in the individual accounts of the Limited Partners or any portion thereof or for the return of all or any part of the contributions of the Limited Partners to the capital of the Partnership. Any such payment or return shall be made solely from Partnership assets.

ARTICLE 18

POWER OF ATTORNEY;

AMENDMENT OF AGREEMENT AND CERTIFICATE

18.1 Filing. The General Partners shall promptly cause the Agreement and Certificate to be filed and recorded in accordance with the South Carolina Uniform Limited Partnership Act and as required by law in each state in which the Partnership hereafter establishes a place of business. The General Partners shall also promptly cause to be filed, recorded and published such Statements of Fictitious Business Name and other notices, certificates, statements or other instruments required by a provision of any applicable law of the United States or any state or other jurisdiction.

18.2 Actions Authorized by Power of Attorney. Each Partner hereby makes, constitutes and appoints the initial General Partners of the Partnership or any of them and each person who shall hereafter become a General Partner or who shall be elected as a liquidator pursuant to Section 17.1 or designated as the liquidating trustee pursuant to Section 17.2, with full power of substitution, the true and lawful attorney of, and in the name, place and stead of such Partner, with the power from time to time to execute, acknowledge, make, swear to, verify, deliver, record, file and/or publish (i) this Agreement or the Certificate under the laws of the State of South Carolina or any other jurisdiction, any amendment to this Agreement or the Certificate (including, but not limited to, amendments reflecting the withdrawal or admission of any Partner or the return, in whole or in part, of the contribution of any Partner or the addition or substitution of Limited or General Partners); (ii) any amendment to this Agreement or the Certificate or any other document, instrument or certificate required to reflect any action of the Limited and General Partners or the General Partners provided for in this Agreement (including, but not limited to the admission of new General Partners, the dissolution and termination of the Partnership and the amendments permitted by Section 18.6, whether or not such Partner voted in favor of or otherwise consented to such action; and (iii) any other instrument, certificate or document as may be required by any regulatory agency, the laws of the United States, any state or any other jurisdiction in which the Partnership is doing or intends to do business or which the General Partners deem advisable to file or record, provided such instrument, certificate or document is in accordance with the terms of this Agreement as then in effect.

18.3 Reliance by Partners. Each Partner is aware that the terms of this Agreement permit certain amendments of this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. Such actions include, without limitation, admission of new General Partners duly elected or designated by the General Partners. If (i) an amendment of the Certificate or this Agreement or any action by or with respect to the Partnership is approved in the manner contemplated by this Agreement and (ii) a Partner has failed or refused to approve such amendment or action (hereinafter referred to as a “non-consenting Partner”), each non-consenting Partner agrees that each special attorney specified above is authorized and empowered, with full power of substitution, to execute, acknowledge, make, swear to, verify, deliver, record, file and/or publish, for and in behalf of such non-consenting Partner and in his name, place and stead, any and all instruments and documents which may be necessary or appropriate to permit such amendment to be lawfully made or action lawfully taken or omitted. Each consenting or non-consenting Partner is fully aware that he and each other Partner have executed this special power of attorney, and that each Partner will rely on the effectiveness of such powers with a view to the orderly administration of the Partnership’s affairs.

18.4 Irrevocability of Power of Attorney. The grant of authority set forth above in this Article 18 is a Special Power of Attorney coupled with an interest in favor of the General Partners, liquidator or liquidating trustee and as such: (i) shall be irrevocable and shall survive the death, incompetency, mental illness or insanity (or, in the case of a Partner that is a corporation, association, partnership, joint venture or trust, shall survive the merger, dissolution or other termination of existence) of the Partner; (ii) may be exercised for the Partnership by a facsimile signature of any General Partner of the Partnership or by listing all of the Limited and General Partners, including such Partner, and executing any instrument with a single signature of any General Partner acting as attorney-in-fact for all of them; and (iii) shall survive the assignment by the Partner of the whole or any portion of his Units, except that where the assignee of the whole thereof has become a substituted Limited or General Partner, this Power of Attorney shall survive such assignment for the sole purpose of enabling a General Partner to execute, acknowledge and file any instrument necessary to effect such substitution and shall thereafter terminate.

18.5 Substituted Limited Partners. A similar power of attorney shall be one of the instruments which the General Partners, under Section 15.5 hereof, shall require an assignee of a Limited Partner to execute as a condition of such assignment and admission as a substituted Limited Partner. Such power of attorney may be set forth on checks or other instruments distributed by the Partnership to Partners or assignees from time to time.

18.6 Amendments. This Agreement may be amended by vote of the General and Limited Partners in accordance with Section 13.1(a) hereof, provided that the following categories of amendments may be made by the General Partners and shall not require the consent of any of the Limited Partners: (i) amendments to add to the representations, duties or obligations of the General Partners or surrender, for the benefit of the Limited Partners, any right or power granted to the General Partners herein; (ii) amendments to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iii) amendments to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or other federal agency or by any state “blue sky” commissioner or similar such official; and (iv) amendments required in the opinion of counsel to the Partnership to comply with existing Federal income tax laws, regulations, cases and rulings affecting the status of the Partnership as a partnership, and not an association taxable as a corporation, for Federal income tax purposes. Notwithstanding anything to the contrary contained elsewhere in this Agreement, no amendment to this Agreement shall (i) affect the limited liability of the Limited Partners, (ii) affect the provisions regarding allocations of profit and loss and distributions of cash or other property or (iii) modify the provisions of this Section 18.6.

18.7 Substitution Amendment; Election to Continue Amendment. Any amendment to this Agreement or the Certificate substituting a Limited Partner or adding a General Partner shall be signed by any General Partner and by the person to be substituted as a Limited Partner or added as a General Partner, and shall also be signed by the assigning Partner in the case of substitution. Any amendment reflecting the determination of the remaining General Partner(s) to continue the business of the Partnership upon the retirement, death, dissolution, mental illness, incompetency, removal or bankruptcy of a General Partner need be signed only by any General Partner. The execution of any such amendment on behalf of a Partner or any proposed substituted or added Partner may be effected by his attorney-in-fact.

ARTICLE 19

MISCELLANEOUS MATTERS

19.1 No Partition. The Partners agree that the Partnership properties are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any of the Partnership property.

19.2 Certain Tax Elections. In the event of the transfer of interest by a Partner, or the death of a Partner, or the distribution of any Partnership property to any Partner, the Partnership may, at the General Partner’s option, file an election, in accordance with applicable Treasury Regulations, to cause the basis of the Partnership’s property to be adjusted for Federal income tax purposes as provided in Section 734, 743, and 754 of the Internal Revenue Code, as then in effect.

19.3 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Partnership Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are signatory to the original or the same counterpart.

19.4 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners.

19.5 Severance. If any clause, sentence or paragraph of this Agreement is declared by any competent authority to be void, such clause, sentence or paragraph shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in effect.

19.6 Notices. All notices under this Agreement shall be in writing and shall be given to the Record Holders entitled thereto, by personal service or by mail, posted to the address maintained by the Partnership for such person. Such address may be changed on the records of the Partnership only upon the Record Holder’s notifying the Partnership of such change in such manner as the General Partners shall from time to time determine. All notices hereunder shall be deemed given upon personal service or two (2) days after mailing as set forth above.

19.7 Headings. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.

19.8 Variation in Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular or plural, as the identity of the person or persons may require.

19.9 Modifications. No modifications or waiver of this Agreement, or any part hereof, shall be valid or effective unless set forth in writing and executed by the party or parties sought to be charged therewith; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any subsequent breach or conditions, whether of like or different nature.

19.10 Applicable Law. It is the intention of the parties that the internal laws of the State of South Carolina shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

19.11 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

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